QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Energy Resource Acquisition Company:

        We consent to the use of our report dated March 12, 2008, with respect to the balance sheet of National Energy Resource Acquisition Company (a development stage company) as of December 31, 2007 and the related statements of operations, stockholders' equity, and cash flows for the period from November 5, 2007 (date of inception) to December 31, 2007, included herein. We further consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

March 12, 2008
Denver, Colorado

QuickLinks

Consent of Independent Registered Public Accounting Firm